Exhibit 99.1

Contacts:	Denise Barr Riverview Bancorp, Inc. 360.903.8250

Riverview Bancorp Announces Executive Management Promotions:
Promotes Daniel Cox to Chief Operating Officer & Robert Benke to EVP/Chief Credit Officer;
Announces Michael Sventek as EVP/Chief Lending Officer

Vancouver, WA – August 22, 2023 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Bancorp” or the “Company”) today announced that, as part of its multi-step leadership succession planning process, has promoted a number of senior managers at Riverview Bank (the “Bank” and collectively “Riverview”) and Bancorp.

Daniel Cox has been promoted to Chief Operating Officer of the Bank and Bancorp by the Board of Directors, effective immediately. Mr. Cox will also continue to serve as Acting President and Chief Executive Officer. Mr. Cox has been a member of the executive management team since 2014 in the role of Chief Credit Officer. In his new role, he will be responsible for the daily operations and management of the Bank. Mr. Cox joined Riverview in August 2002, most recently serving as Executive Vice President and Chief Credit Officer of the Bank where he was responsible for the Bank’s commercial credit and collection policies procedures and processes. He graduated Summa Cum Laude from Washington State University – Vancouver with a Bachelor of Arts in Business Administration with a major emphasis in Finance. He is an Honor Roll alum of the Pacific Coast Banking School. Mr. Cox is an active mentor in the local schools and was the Past Treasurer and Endowment Chair for the Washougal Schools Foundation and Past Board Member of Camas-Washougal Chamber of Commerce.

Robert Benke has been promoted to Executive Vice President and Chief Credit Officer, and will oversee all commercial credit and collection policies, procedures and processes of the Bank. He most recently served as Senior Credit Administrator, a position he has held since March 2016. Mr. Benke joined Riverview in July 2004 and spent five years as a commercial lender and progressed through the credit administration function starting in 2012 most recently serving as Senior Vice President of Credit Administration. He is responsible for credit administration related to the Bank’s commercial, and consumer loan activities. He holds a Master’s in Business Administration from Washington State University, a Bachelor of Arts in Physics from Whitman College, and is a 2015 graduate of the Pacific Coast Banking School. Mr. Benke is an active board member of the Washington State University – Vancouver MAP Program.

Michael Sventek joins Riverview as Executive Vice President and Chief Lending Officer of the Bank. Mr. Sventek has over 32 years of experience in community banking, having most recently served as Commercial Banking Market Director for Umpqua Bank. Prior to that, he served as Commercial Banking President for BBVA USA. Throughout his career, Mr. Sventek served as a highly visible finance leader for community banks and brings a vast amount of experience in commercial banking and lending. Mr. Sventek graduated with a Bachelor of Science in Computer Science Engineering from Northern Arizona University, and is a graduate of the Pacific Coast Banking School.

Michael Sventek replaces Steven Plambeck, who will be retiring September 1, 2023.  Steven joined Riverview in 2011 and has held the position of Executive Vice President and Chief Lending Officer of the Bank since March 2018.

RVSB Press Release
August 22, 2023

“We have built a deep bench of experienced professionals over the years and continue to invest in our people to ensure the long-term success of the Company. I am confident the bankers who are leading our organization are some of the best in the business and are adding value to our organization,” stated Gerald L. Nies, Chairman of the Board.
About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.58 billion at June 30, 2023, it is the parent company of the 100-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers through 17 branches, including 13 in the Portland-Vancouver area and 3 lending centers. For the past 10 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.